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                                                                    EXHIBIT 99.2


SUNAIR ELECTRONICS, INC. ENTERS INTO AGREEMENT WITH INVESTMENT GROUP FOR EQUITY INVESTMENT IN SUNAIR; FORMER SERVICEMASTER EXECUTIVES JOIN MANAGEMENT TEAM; RICHARD C. ROCHON, FORMER PRESIDENT OF HUIZENGA HOLDINGS, TO BE APPOINTED TO THE BOARD OF DIRECTORS

         FORT LAUDERDALE, Fla., Nov. 17 - Sunair Electronics, Inc. (AMEX: SNR) (Sunair) today announced that it has entered into an agreement with an investment group to invest $15 million in Sunair in exchange for three million newly issued common shares at a price of $5.00 per share and warrants to purchase an additional six million shares at exercise prices of $6.00 per share and $7.00 per share. Such warrants will be immediately exercisable upon closing and will expire at three and five years, respectively. If the investment group exercises all of its warrants, its total investment including the initial investment in Sunair, would be $54 million. In addition, the investment group will have an option to invest up to an additional $10 million in Sunair at $5.00 per share, with corresponding warrants in the same ratios as above, at the time of closing.

         Proceeds from the investment will be used to form the Pest Control Services Division, expanding Sunair's operations outside of its existing lines of business. The newly formed division will be operated by a management group led by Donald K. Karnes, David M. Slott and John J. Hayes, who have served as senior executives with The ServiceMaster Company, a national service company with revenues in excess of $3 billion. ServiceMaster serves residential and commercial customers through services including termite and pest control (Terminix), and lawn care and landscape maintenance (TruGreen). Terminix, the leading provider of termite and pest control services in the United States, had over 2.5 million domestic residential and commercial customers as of 2000. Donald K. Karnes has served as president of TruGreen Group (2001-2004), President of Terminix and TruGreen Group (1996-2000), and president and chief operating officer of TruGreen ChemLawn (1991-1996), and has held various other executive roles since 1979. David M. Slott has served as president and chief operating officer of TruGreen ChemLawn (1996-2004), and has held other executive roles since 1981. John J. Hayes has served as executive vice president of TruGreen Companies (2000-2004), and has held various other executive roles since 1975. Mr. Hayes would join the Company as chief executive officer of Sunair, and Mr. Slott and Mr. Karnes would join the Company as president and chief operating officer, respectively, of the newly formed Pest Control Services Division.



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         The equity investment will be used to finance acquisitions of pest control services businesses in the United States. The Company intends to seek opportunities to expand the new division through acquisitions and internal growth and finance the expansion by accessing the equity and debt capital markets. Sunair's existing government and military communications products and systems group shall continue as a separate division of Sunair with its existing management team.

         The transaction, subject to shareholder approval, provides for an increase in the size of the board of directors from five to seven members. The Board of Directors of Sunair has approved the purchase agreement and recommended that its shareholders approve the Agreement. Shareholders will be asked to vote on the proposed transaction at its annual meeting which will be held in January, 2005. The Company's Chairman, Michael D. Herman, who holds approximately 51% of the Company's common stock, has agreed to vote his shares in favor of the transaction, consistent with the recommendation of the Board of Directors. The transaction is subject to certain other customary conditions and is expected to be completed in early 2005. It is the intention of the company to divest certain non-core assets of the company at a future date in connection with the transaction.

         As part of the transaction, the Board approved the appointment of two members to its board of directors, Richard C. Rochon and Mario B. Ferrari, in addition to two additional directors to be named at a later date. Mr. Rochon, who would be elected chairman of the board, is currently chairman and chief executive officer of Royal Palm Capital Partners, a private investment and management firm. Previously, he served for 14 years (1988-2002) as President of Huizenga Holdings, Inc., a management and holding company owned by H. Wayne Huizenga. Huizenga Holdings' investments included, among others, Blockbuster Entertainment, AutoNation, Republic Industries, Boca Resorts and a number of real estate and private companies. Mr. Rochon continues to serve as a director of publicly held Century Business Services, Inc., Devcon International Corporation, Boca Resorts, Inc., and Bancshares of Florida, Inc. Mr. Ferrari, who will be elected vice chairman, currently serves as a director of Devcon International Corporation, principal with Royal Palm Capital Partners, and previously worked in the investment banking division of Morgan Stanley & Co., where he was a founding member of the Private Equity Placement Group.

         Sunair Electronics, Inc. is a Florida corporation engaged in the design, manufacture and sale of High Frequency (HF) systems utilized for long


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range voice and data communications in fixed station, mobile and marine strategic applications. Since 1956, Sunair has maintained an established presence in domestic and international government and military markets, including the NATO community.

         This news release contains forward-looking statements related to future growth and opportunities. Additional information that could affect the company's financial results is included in regular reports to the Securities and Exchange Commission.


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